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                                                                 EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS



          We consent to the inclusion of our report dated May 26, 1995, with respect to the balance sheet of StatSpin, Inc. as of March 31, 1995, and the related statements of income and accumulated deficit and cash flows for each of the two years in the period ended March 31, 1995, which report is included in this Current Report on Form 8-K/A of International Remote Imaging Systems, Inc., and to its incorporation by reference in the registration statement of International Remote Imaging Systems, Inc. on Forms S-8 (File Nos. 2-77496 and 33-10631) and on Form S-33 (File No. 333-02001).



                                              /s/ KPMG Peat Marwick LLP

                                                  KPMG PEAT MARWICK LLP


Boston, Massachusetts
October 9, 1996